Exhibit 5.1

May 29, 2013

PennyMac Financial Services, Inc.

6101 Condor Drive

Moorpark, CA 93021

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for PennyMac Financial Services, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about May 29, 2012 (the “Registration Statement”).

The Registration Statement covers the registration of an aggregate of 23,047,133 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Class A Common Stock”) consisting of (i) 19,140,700 shares of Class A Common Stock issuable under the 2013 Equity Incentive Plan (the “2013 Plan”) in exchange for Class A Units of Private National Mortgage Acceptance Company, LLC, a Delaware limited liability company and subsidiary of the Company (“PNMAC”), pursuant to an exchange agreement whereby Class A Units of PNMAC are exchangeable for shares of Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments, and (b) a general pool of 3,906,433 shares of Class A Common Stock for all other awards.

We have reviewed the corporate proceedings of the Company with respect to the authorization of the 2013 Plan and the issuance of the Class A Common Stock thereunder.  We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.  As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We further assume that all Class A Common Stock issued pursuant to awards granted or to be granted pursuant to the 2013 Plan will be issued in accordance with the terms of the 2013 Plan and that the purchase price of the Class A Common Stock will be greater than or equal to the par value per share of the Class A Common Stock.

This opinion is limited solely to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Class A Common Stock, when issued and sold in the manner referred to in the 2013 Plan and pursuant to the agreements that accompany the 2013 Plan, will be legally and validly issued, fully paid and nonassessable.

May 29, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BINGHAM MCCUTCHEN LLP

BINGHAM MCCUTCHEN LLP